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                                   EXHIBIT 11

                       ARBOR DRUGS, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE


                                                   Three Months Ended                   Six Months Ended
(In thousands, except per share data)                  January 31,                         January 31,
                                              -----------------------------      ------------------------------
                                                  1996             1995              1996              1995
                                              -----------       -----------      ------------       -----------
A.  Net Income                                $  8,711 (a)      $ 7,488 (a)      $ 13,836 (a)       $12,197 (a)
Weighted average number of                    ========          =======          ========           =======
common shares outstanding                       24,903 (a)       24,612 (a)        24,843 (a)        24,563 (a)

Effect of the issuance of
stock options and assumed
exercise of stock options
at prices which are lower
than the average market
price of the common shares
during the period, using the
treasury stock method                              745              266               649               255
                                              --------          -------          --------           -------

B. Average number of common
  shares and common
  equivalent shares for
  primary earnings per share                    25,648           24,878            25,492            24,818
                                              ========          =======          ========           =======
Weighted average number of common
shares outstanding  (a)                         24,903           24,612            24,843            24,563

Effect of the issuance of stock
options and assumed exercise of
options at prices which are lower
than the market price of common
stock at end of the period when
such price is higher than average
market price of the common shares                  850              382               831               383
during the period, using the treasury         --------          -------          --------           -------
stock method

C.  Average number of common shares
    and common equivalent shares                25,753           24,994            25,674            24,946
    for fully diluted earnings per share      ========          =======          ========           =======

Primary earnings
per share  A                                      $.34             $.30              $.54              $.49 (b)
           B                                  ========          =======          ========           =======
Fully diluted earnings
per share  A                                      $.34             $.30              $.54              $.49 (b)
           C                                  ========          =======          ========           =======


(a) These amounts agree with the related amounts in the Condensed Consolidated Statements of Income. All share amounts have been restated to give effect to the stock split declared on April 17, 1995 and distributed on May 15, 1995.

(b) The actual difference between reported earnings per share and both primary earnings per share and fully diluted earnings per share is less than $.01, but due to rounding, is shown as presented.




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